Exhibit 99.1

Westlake Announces $500 Million Expansion of Existing Share Repurchase Program

and 20% Increase in Quarterly Dividend

HOUSTON, August 12, 2022 — The Board of Directors of Westlake Corporation (NYSE: WLK) today authorized the company to repurchase an additional $500 million of shares of its common stock under its existing share repurchase program. As of August 12, 2022, approximately 9.8 million shares of common stock had been acquired at an aggregate purchase price of approximately $600 million since the inception of its initial share repurchase program in 2011. After the expansion of the size of the current program, and as of August 12, 2022, an aggregate of approximately $550 million will be available for purchase under the program.

This expansion to the program is effective immediately. Repurchases under this program will be made through the open market or in privately negotiated transactions. Decisions regarding the amount and the timing of repurchases under the program will be subject to the company’s available liquidity and cash on hand, applicable legal requirements, general market conditions and other factors. The program does not obligate the company to repurchase any particular number of shares of common stock and may be discontinued by the Board of Directors at any time.

The Board of Directors also declared a regular dividend distribution of $0.3570 per share for the second quarter of 2022, an increase of 20% from the $0.2975 per share of the first quarter of 2022. This dividend will be payable on September 6, 2022, to stockholders of record on August 22, 2022.

This is the 72nd successive quarterly dividend that Westlake has declared since completing its initial public offering in August 2004.

The statements in this release that are not historical facts, including statements regarding future repurchases of common stock, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the ultimate timing, outcome and results of integrating the operations of recent acquisitions; general economic and business conditions; the cyclical nature of the chemical and building products industries; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and unrest; uncertainties associated with pandemic infectious diseases; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in February 2022, and Westlake’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, which were filed with the SEC in May and August 2022, respectively.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company’s web site at www.westlake.com.

Contacts

Media Relations – Ben Ederington—713-960-9111; Investor Relations—Steve Bender—713-960-9111